UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 18, 2008

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

39500 Orchard Hill Place, Suite 200, Novi, Michigan		48375
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-374-7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of 2008 Cash Bonus Performance Measure

On February 18, 2008, the Compensation Committee (the "Committee") of the Board of Directors of ITC Holdings Corp. (the "Company") determined that employees will be eligible for cash bonuses for 2008 performance under a corporate bonus plan adopted pursuant to the Company’s 2006 Long-Term Incentive Plan (the "LTIP"), based on the achievement of Company performance goals based on fewer than targeted lost work days for safety reasons, fewer than targeted recordable safety incidents, fewer than targeted outages, lower than targeted operating and maintenance expenses, completion of all targeted capital projects, completion of priority maintenance activities, and higher than targeted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). If all of these goals are fully achieved, bonuses would be paid to executive officers in amounts equal to the target amounts, as a percentage of base salary, established by the Committee, which are for the Company’s executive officers, as follows: Joseph L. Welch, President, Chief Executive Officer and Treasurer, 125%; Linda H. Blair, Executive Vice President and Chief Business Officer, 100%; Jon E. Jipping, Executive Vice President and Chief Operating Officer, 100%; Daniel J. Oginsky, Vice President and General Counsel, 100%; and Edward M. Rahill, Senior Vice President – Finance and Chief Financial Officer, 100%.

In addition, a performance multiplier based on the Company’s total return to shareholders compared to Dow Jones Utility Average companies will be applied to the executive officers’ bonus target if total return to shareholders is a positive number. The multiplier will be determined by comparing the Company’s 2008 total return to shareholders to the total return to shareholders of each of the companies that comprise the Dow Jones Utility Average index. Based on the Company’s 2008 total return to shareholders, to the extent it ranks within the 50th to 100th percentile as compared to the companies that comprise the Dow Jones Utility Average index, the multiplier will be in the range of 1.2 to 2.0.

Approval of Bonus for Chief Executive Officer

On February 18, 2008, the Committee approved a bonus for Joseph L. Welch in recognition of the Company’s successful completion of the acquisition of the electric transmission assets of Interstate Power and Light Company. The amount of the bonus was $850,000, and will be paid in the form of 15,277 deferred stock units pursuant to the LTIP. The bonus was converted to units in accordance with the terms of the LTIP based on the closing price on February 15, 2008, the last trading date prior to the date of grant since there was no trading in the Company’s common stock on February 18, 2008.

The deferred stock units will be paid in shares of the Company’s common stock in three equal annual installments beginning February 18, 2009 at the rate of one share per unit (subject to adjustment in accordance with the LTIP). Upon a change in control of the Company (as defined in the LTIP), the units will be immediately converted into the right to receive the number of shares of common stock for which units could then be settled and will be settled within 30 days of the change in control. All of Mr. Welch’s rights to the units became vested immediately upon grant and are not subject to forfeiture upon termination of employment or any other event.

Mr. Welch has no voting rights with respect to the shares underlying the units until the shares become issued and outstanding upon settlement of the units. He does, however, have dividend equivalent rights with respect to the units such that he will receive additional deferred stock units with a fair market value equal to the cash dividends he would have received on the shares underlying the deferred stock units he holds if such underlying shares of common stock had been outstanding on the record date for the dividend. The additional units will be settled in shares of the Company’s common stock at the same time as the units on which the dividend equivalents were received. The units are not transferable by Mr. Welch, but the shares issued upon each settlement date will be immediately transferable.

The terms of the grant will be set forth in a grant agreement that will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2008.

Item 8.01 Other Events.

On February 19, 2008, the Company issued a press release announcing the declaration of a dividend to its common shareholders. The press release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 ITC Holdings Corp. Press Release dated February 19, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

February 22, 2008	By:	Daniel J. Oginsky

Name: Daniel J. Oginsky
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	ITC Holdings Corp. Press Release dated February 19, 2008